Exhibit 99.1

Streamex Corp. Clarifies and Refutes Inaccurate Claims Regarding Lock-Up Agreements; Co-Founders Morgan Lekstrom & Henry McPhie Enter into Voluntary 1 Year Lock-Up Agreements

Winter Park, FL – March 27, 2026 – Streamex Corp. (“Streamex” or the “Company”) (NASDAQ: STEX) today issued a statement to clarify and formally refute a series of third-party posts attributed to S&P Capital IQ and displayed on MarketScreener on March 23, 2026, which referenced the purported expiration on March 24, 2026 of certain lock-up agreements.

The Company has determined that the information contained in these posts is materially inaccurate and misleading. Specifically, the referenced aggregate total of 89,833,535 shares of common stock allegedly subject to lock-up agreements and held by executive officers, directors, and certain other security holders in connection with the January 26, 2026 financing is incorrect. The Company confirms that none of its executive officers, directors, or other referenced security holders held warrants, options, preferred stock, or other securities subject to such lock-up agreements as described in the posts.

For clarity, certain directors and officers of the Company entered into customary 60-day lock-up agreements on January 22, 2026 in connection with the January 26, 2026 financing. The total number of shares subject to these lock-ups was 42,887,599 shares, consisting of 21,014,450 shares held by Co-Founder and Chief Executive Officer Henry McPhie and 20,707,421 shares held by Co-Founder and Executive Chairman Morgan Lekstrom. None of the individuals subject to these agreements held options, warrants, or Series C convertible preferred stock; accordingly, no such securities were subject to the lock-up agreements.

The January 26, 2026 financing was conducted as a confidentially marketed public offering. All shares issued in connection with this offering were freely tradable upon closing and were not subject to any lock-up restrictions.

Furthermore, on March 26, 2026, Morgan Lekstrom and Henry McPhie, as co-founders and the Company’s largest shareholders, voluntarily entered into new lock-up agreements (the “Lock-Up Parties”). Pursuant to these agreements, the Lock-Up Parties have agreed not to sell, transfer, or otherwise dispose of any shares of common stock of the Company, or securities convertible into, exchangeable for, or exercisable for common stock, for a period of one year from the date of the agreement without the prior written consent of the Company.

“Misinformation contained in recent third-party publications is false, and the Company refutes these statements,” said Morgan Lekstrom and Henry McPhie in a joint statement. “We believe the Company is well positioned, supported by significant capital on its balance sheet and the ongoing successful launch of GLDY with many near term catalysts expected in the pipeline. As co-founders and the Company’s largest shareholders, we are fully aligned with Streamex’s long-term vision and strategy. Our decision to enter into voluntary one-year lock-up agreements reflects our continued commitment to the Company and its shareholders.”

About Streamex Corp.

Streamex Corp. (NASDAQ: STEX) is a technology and infrastructure company focused on the tokenization and digitalization of commodity real-world assets. Streamex delivers institutional-grade solutions that bridge traditional finance and blockchain-enabled markets through secure, regulated, and yield-bearing financial instruments.

For more information, visit www.streamex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Streamex’s business strategy, future growth, product development, and liquidity initiatives. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond Streamex’s control, and actual results may differ materially. Factors that could cause such differences include, among others, market conditions, regulatory developments, and macroeconomic factors affecting digital asset markets. A discussion of these and other factors, including risks and uncertainties with respect to Streamex, is set forth in Streamex’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or updated by Streamex’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as discussions of potential risks, uncertainties, and other important factors included in other filings by Streamex from time to time. Streamex undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.

Contacts

Streamex Press & Investor Relations

Adele Carey – Alliance Advisors Investor Relations

IR@streamex.com | acarey@allianceadvisors.com

Henry McPhie

Chief Executive Officer, Streamex Corp.

www.streamex.com | X.com/streamex